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                                                                  EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


        EMPLOYEE:        MOSHE GUY
                         --------------------------

        This Agreement is entered into as of July 1, 1997 (hereinafter "Starting Day"). By and between Summit Design (EDA), Ltd. an Israeli corporation (hereinafter "EDA"), a wholly owned subsidiary of Summit Design, Inc., a Delaware corporation (hereinafter "Summit") and the above referenced employee (hereinafter "Guy"), pursuant to the Employment Agreement between EDA and Moshe Guy.


1.   EMPLOYMENT AND DUTIES:

EDA hereby employs Guy to serve and perform for Summit and EDA in the role of Vice President of Israel Operations for Summit Design, Inc. or President, Summit Design (EDA) Ltd., reporting to the President and Chief Executive Officer, or Chief Operating Officer, agrees to perform the duties of this position to the best of his ability, and to devote full time and attention to the transaction of Summit's and EDA's business.

2.   TERM:

     (a) This Agreement shall have an initial term of four (4) years, unless sooner terminated in accordance with Section 2(b) and (c) below. After the initial term of four years, or any extension term, the term of Agreement shall be automatically extended for additional one-year terms unless terminated by either party with at least 90 days advance written notice (the "Notice") prior to the end of the then current term. Without limiting the provisions of Section 2(b)-
          (d) below, both parties acknowledge that the employment created herein is employment -at- will, and may be terminated with or without cause under the terms stated herein.

     (b) Notwithstanding the foregoing, this Agreement may be immediately terminated by EDA in the event that Guy resigns or willfully abandons the duties of his position or engages or becomes engaged in any criminal or unethical practice which the Board determines is detrimental or harmful to the good name, goodwill, or reputation of Summit or EDA, or which does or could adversely effect the interests of Summit and EDA.

     (c) In the event that this Agreement is terminated for any reasons other than those specified in paragraph 2(b) or in the event Summit and/or EDA requires Guy to perform in any role other than as described in Section 1 above without Guy's consent, then EDA shall pay Guy his monthly Base Salary plus all current benefits, each for a total of twelve (12 ) months minus any amount and period provided for by Managers Insurance (bituach menahalim) as defined in section 7(b). This total period is the ("Severance Period"). During the Severance Period, Guy will be considered an EDA employee, and will not have to perform any active task or active duty for EDA in order to maintain the payments and benefits mentioned in this subsection
          (c). However, if Guy accepts full-time employment


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          or consulting from another party prior to the expiration of the
          Severance Period, all payment and benefits under this subsection
          (c) shall immediately terminate.

     (d) It is agreed that in no way does the entering into this Employment Agreement cause a break in Guy's employment continuity at EDA (the start date of which is as set forth in Guy's employment Agreement with EDA attached as exhibit (A)), and until Guy is no longer employed by EDA, his employment shall be considered continuous under Israeli law.

3.   COMPENSATION:

In consideration of the services to be performed by Guy, EDA agrees to pay Guy a base salary of Four hundred sixty two thousand eight hundred New Israeli Schekels (NIS462,800) per year ("Base Salary") and Fringe Benefits. EDA agrees to review Guy's Base Salary at least once a year.

In addition, Guy shall receive the following:

     (a) Annual bonus of up to 25% of the Base Salary, as determined by the terms of the Summit Executive Bonus Plan.

     (b) Compensation for each additional one year period for which Guy's employment is extended under Section 2 shall be fixed within 60 days of the expiration of the preceding one year period that this Agreement is in effect.

     (c) All cash compensation provided under this Agreement shall be subject to usual withholdings and payroll taxes as required by Israeli law.

4.   CONFIDENTIALITY:

Guy acknowledges that certain customer lists, design work and related information, equipment, computer software, and other proprietary products, whether of technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listing of Summit and its subsidiaries, collectively referred to at "Technology", were and will be designated and developed by Summit at great expense and over lengthy period of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of Summit and its subsidiaries, and the use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written Agreements between the parties, would be wrongful and would cause irreparable injury to Summit and its subsidiaries.

Guy therefore agrees that he will not, at any time, without the express written consent of Summit and its subsidiaries, publish, disclose or divulge to any person, firm or corporation any of the Technology, nor will Guy use, directly or indirectly, for Guy's own benefit or the benefit of any other person, firm or corporation, any of the Technology, except in accordance with this Agreement or other written Agreements between the parties.


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5.   INVENTIONS:

All original written material including programs, charts, schematics, drawings, tables, tapes, listings and technical documentation which are prepared partially or solely by Guy in connection with employment by EDA, shall belong to EDA.


6.   RETURN OF DOCUMENTS:

Guy acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of Summit or its subsidiaries or containing any confidential information of Summit or its subsidiaries shall be the sole and exclusive property of Summit or its subsidiaries, as appropriate, upon the termination of employment for any reason whatsoever, or upon the written request of Summit or its subsidiaries.

7.   COMPLIANCE:

     (a) Guy agrees to comply with all written employment policies, guidelines and procedures of EDA, as contained in an employment manual, including revisions and additions thereto.

     (b) Exhibit (A) hereunder represents the previous employment Agreement between Guy and EDA. Paragraphs relating to definitions of work hours, fringe benefits, conflict of interests and non-competition are in force and are not being canceled or modified by this Agreement ( excluding the automatic release of the Managers Insurance as specified hereunder).

          "Fringe Benefits" is defined as follows:

               MANAGER'S INSURANCE (BITUACH MENAHALIM): 5% pension fund into "Managers Insurance" policy (Guy is required to invest 5% into the same fund from his monthly base salary); 8 1/3% severance fund into "Managers Insurance" policy.

               It is agreed that Guy will be entitled to all funds (including earnings) accrued in the "Managers Insurance" policy in any event that the employment agreement is terminated either by EDA or by Guy. The policy belongs only to Guy and will automatically be released to Guy once the employment agreement is terminated without the need of a written release letter from EDA.

               7.5% into Educational Fund (keren hishtalmut) (Guy is required to contribute 2.5% into the same fund or this 7.5% is added to his base salary).

               A company car.


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               Up to thirty (30) days of Sick Leave per year (with a doctor's written approval).

               Twenty two (22) Vacation days per year, with an accrual cap of two (2) years or forty four (44) days.

               Annual recreational grant (Dmei Havra'a) as specified in exhibit
               (A).


8.   INJUNCTION:

In addition to other legal rights and remedies, Summit and its subsidiaries shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9.   WAIVER:

The waiver by either part of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.


10.  DISPUTES:

The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of Israel. Unresolved disputed shall be resolved in a court of competent jurisdiction in Israel, and all parties hereto consent to the jurisdiction of such court.

11.  ENTIRE AGREEMENT:

This Agreement sets forth the entire Agreement between the parties hereto, and fully supersedes any and all prior Agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment is effective unless in writing and signed by both parties.


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        In WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.


"EMPLOYER":                         Summit Design (EDA), Ltd. an Israel
                                    Corporation

                                    By:  /s/ LARRY J. GERHARD
                                         ---------------------------
                                         Larry J. Gerhard
                                         President

"EMPLOYEE":                         By:  /s/ MOSHE GUY
                                         ---------------------------
                                         Moshe Guy

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